CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$450,000	$52.29

Registration Statement No. 333-199966; Rule 424(b)(2)

July 1, 2015

JPMorgan Chase & Co.
Structured Investments

$450,000

Callable Contingent Interest Accrual Notes Linked to the
Russell 2000® Index due July 7, 2025

•	The notes are designed for investors who seek variable monthly Contingent Interest Payments determined by reference to the closing level of the Russell 2000® Index on each scheduled trading day during the monthly Accrual Determination Periods. Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing level of the Russell 2000® Index on that scheduled trading day is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Periodic Final Accrual Determination Dates (other than the first eleven Periodic Final Accrual Determination Dates and the final Periodic Final Accrual Determination Date). The earliest date on which the notes may be redeemed early is July 5, 2016.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Accrual Determination Periods.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on July 1, 2015 and are expected to settle on or about July 7, 2015.
•	CUSIP: 48125UXL1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$42	$958
Total	$450,000	$18,900	$431,100

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $42.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $938.20 per $1,000 principal amount note. See “JPMS’s Estimated Value of the notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. 933 to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Index: The Russell 2000® Index (Bloomberg ticker: RTY)

Contingent Interest Payments:

Notwithstanding anything to the contrary in the accompanying product supplement, if the notes have not been previously redeemed early and the closing level of the Index on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:

$1,000 × n/252 × Contingent Interest Rate

where “n” = the aggregate number of scheduled trading days in the applicable Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier.

If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any Contingent Interest Payment for that Accrual Determination Period.

Contingent Interest Rate: 7.50% per annum. The Contingent Interest Rate is reflected in the monthly Contingent Interest Payment calculation.

Interest Barrier/Trigger Value: 879.4779, which is 70.00% of the Initial Value

Pricing Date: July 1, 2015

Original Issue Date (Settlement Date): On or about July 7, 2015

Accrual Determination Period: The period from, but excluding, the Pricing Date to, and including, the first Periodic Final Accrual Determination Date and each successive period from, but excluding, a Periodic Final Accrual Determination Date to, and including, the next succeeding Periodic Final Accrual Determination Date

Periodic Final Accrual Determination Dates*: As specified under “Periodic Final Accrual Determination Dates and Interest Payment Dates” below.

Interest Payment Dates*: Interest on the notes will be payable monthly in arrears on the Interest Payment Date immediately following the applicable Periodic Final Accrual Determination Date, commencing July 2, 2015, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes are redeemed prior to the Maturity Date, the applicable Interest Payment Date on which the notes are redeemed early. The Interest Payment Dates are specified under “Periodic Final Accrual Determination Dates and Interest Payment Dates” below.

Maturity Date*: July 7, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first eleven Interest Payment Dates and the final Interest Payment Date) at a price, for each $1,000 principal amount note, equal to $1,000 plus any Contingent Interest Payment payable on the Interest Payment Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable at maturity.

If the notes have not been redeemed early and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment payable at maturity, will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been redeemed early and the Final Value is less than the Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 1,256.397

Final Value: The closing level of the Index on the last Periodic Final Accrual Determination Date

PS-1 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Periodic Final Accrual Determination Dates and Interest Payment Dates

Periodic Final Accrual Determination Dates*	Interest Payment Dates*
August 3, 2015	August 10, 2015
September 2, 2015	September 10, 2015
October 2, 2015	October 9, 2015
November 2, 2015	November 9, 2015
December 2, 2015	December 9, 2015
January 4, 2016	January 11, 2016
February 2, 2016	February 9, 2016
March 2, 2016	March 9, 2016
April 4, 2016	April 11, 2016
May 2, 2016	May 9, 2016
June 2, 2016	June 9, 2016
July 5, 2016	July 12, 2016
August 2, 2016	August 9, 2016
September 2, 2016	September 12, 2016
October 3, 2016	October 11, 2016
November 2, 2016	November 9, 2016
December 2, 2016	December 9, 2016
January 3, 2017	January 10, 2017
February 2, 2017	February 9, 2017
March 2, 2017	March 9, 2017
April 3, 2017	April 10, 2017
May 2, 2017	May 9, 2017
June 2, 2017	June 9, 2017
July 3, 2017	July 11, 2017
August 2, 2017	August 9, 2017
September 5, 2017	September 12, 2017
October 2, 2017	October 10, 2017
November 2, 2017	November 9, 2017
December 4, 2017	December 11, 2017
January 2, 2018	January 9, 2018
February 2, 2018	February 9, 2018
March 2, 2018	March 9, 2018
April 2, 2018	April 9, 2018
May 2, 2018	May 9, 2018
June 4, 2018	June 11, 2018
July 2, 2018	July 10, 2018
August 2, 2018	August 9, 2018
September 4, 2018	September 11, 2018
October 2, 2018	October 10, 2018
November 2, 2018	November 9, 2018
December 3, 2018	December 10, 2018
January 2, 2019	January 9, 2019
February 4, 2019	February 11, 2019
March 4, 2019	March 11, 2019
PS-2 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Periodic Final Accrual Determination Dates*	Interest Payment Dates*
April 2, 2019	April 9, 2019
May 2, 2019	May 9, 2019
June 3, 2019	June 10, 2019
July 2, 2019	July 10, 2019
August 2, 2019	August 9, 2019
September 3, 2019	September 10, 2019
October 2, 2019	October 9, 2019
November 4, 2019	November 12, 2019
December 2, 2019	December 9, 2019
January 2, 2020	January 9, 2020
February 3, 2020	February 10, 2020
March 2, 2020	March 9, 2020
April 2, 2020	April 9, 2020
May 4, 2020	May 11, 2020
June 2, 2020	June 9, 2020
July 2, 2020	July 10, 2020
August 3, 2020	August 10, 2020
September 2, 2020	September 10, 2020
October 2, 2020	October 9, 2020
November 2, 2020	November 9, 2020
December 2, 2020	December 9, 2020
January 4, 2021	January 11, 2021
February 2, 2021	February 9, 2021
March 2, 2021	March 9, 2021
April 5, 2021	April 12, 2021
May 3, 2021	May 10, 2021
June 2, 2021	June 9, 2021
July 2, 2021	July 12, 2021
August 2, 2021	August 9, 2021
September 2, 2021	September 10, 2021
October 4, 2021	October 12, 2021
November 2, 2021	November 9, 2021
December 2, 2021	December 9, 2021
January 3, 2022	January 10, 2022
February 2, 2022	February 9, 2022
March 2, 2022	March 9, 2022
April 4, 2022	April 11, 2022
May 2, 2022	May 9, 2022
June 2, 2022	June 9, 2022
July 5, 2022	July 12, 2022
August 2, 2022	August 9, 2022
September 2, 2022	September 12, 2022
October 3, 2022	October 11, 2022
November 2, 2022	November 9, 2022
December 2, 2022	December 9, 2022
January 3, 2023	January 10, 2023
PS-3 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Periodic Final Accrual Determination Dates*	Interest Payment Dates*
February 2, 2023	February 9, 2023
March 2, 2023	March 9, 2023
April 3, 2023	April 11, 2023
May 2, 2023	May 9, 2023
June 2, 2023	June 9, 2023
July 3, 2023	July 11, 2023
August 2, 2023	August 9, 2023
September 5, 2023	September 12, 2023
October 2, 2023	October 10, 2023
November 2, 2023	November 9, 2023
December 4, 2023	December 11, 2023
January 2, 2024	January 9, 2024
February 2, 2024	February 9, 2024
March 4, 2024	March 11, 2024
April 2, 2024	April 9, 2024
May 2, 2024	May 9, 2024
June 3, 2024	June 10, 2024
July 2, 2024	July 10, 2024
August 2, 2024	August 9, 2024
September 3, 2024	September 10, 2024
October 2, 2024	October 9, 2024
November 4, 2024	November 12, 2024
December 2, 2024	December 9, 2024
January 2, 2025	January 9, 2025
February 3, 2025	February 10, 2025
March 3, 2025	March 10, 2025
April 2, 2025	April 9, 2025
May 2, 2025	May 9, 2025
June 2, 2025	June 9, 2025
July 1, 2025	July 7, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(a) for purposes of determining “n” as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement, each scheduled trading day in an Accrual Determination Period is a Determination Date (as defined in the accompanying product supplement) and will be subject to postponement as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement;

(b) notwithstanding anything to the contrary in the accompanying product supplement, the amount of each Contingent Interest Payment will be calculated as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement and not according to the formula set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement; and

PS-4 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

(c) notwithstanding anything to the contrary in the accompanying product supplement, in case an event of default with respect to the notes shall have occurred and be continuing, any amount payable as described under the second paragraph of “General Terms of Notes — Payment upon an Event of Default” will include any final Contingent Interest Payment calculated as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement as if the date of acceleration were (a) the final scheduled trading day of the relevant Accrual Determination Period and (b) the Final Disrupted Determination Date (as defined in the accompanying product supplement) for the final scheduled trading day of the relevant Accrual Determination Period (if the date of acceleration is a Disrupted Day (as defined in the accompanying product supplement)).

PS-5 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

How the Notes Work

Payment in Connection with the First Eleven Interest Payment Dates

Payments in Connection with Interest Payment Dates (other than the First Eleven and Final Interest Payment Dates)

Payment at Maturity If the Notes Have Not Been Redeemed Early

PS-6 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Hypothetical Contingent Interest Payment for an Accrual Determination Period

The following examples illustrate how to calculate the Contingent Interest Payment for a hypothetical Accrual Determination Period. The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	there are 21 scheduled trading days in the applicable Accrual Determination Period; and
•	a Contingent Interest Rate of 7.50% per annum.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment for any Accrual Determination Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — The closing level of the Index is greater than or equal to the Interest Barrier on 14 scheduled trading days during the Accrual Determination Period.

In this case, the Contingent Interest Payment for the Accrual Determination Period is $4.17, calculated as follows:

$1,000 × (14/252) × 7.50% = $4.17

Example 2 — The closing level of the Index is greater than or equal to the Interest Barrier on 7 scheduled trading days during the Accrual Determination Period.

In this case, the Contingent Interest Payment for the Accrual Determination Period is $2.08, calculated as follows:

$1,000 × (7/252) × 7.50% = $2.08

Example 3 — The closing level of the Index is less than the Interest Barrier on each scheduled trading day during the Accrual Determination Period.

In this case, no Contingent Interest Payment will be made for the Accrual Determination Period.

PS-7 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Hypothetical Payment at Maturity

The following table and examples illustrate the hypothetical payment at maturity. The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value of 100.00; and
•	an Interest/Trigger Barrier of 70.00 (equal to 70.00% of the hypothetical Initial Value).

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms – Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below does not reflect any Contingent Interest Payments that may be payable, is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value	Index Return	Payment at Maturity
200.00	100.00%	$1,000.00
190.00	90.00%	$1,000.00
180.00	80.00%	$1,000.00
165.00	65.00%	$1,000.00
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
105.00	5.00%	$1,000.00
102.50	2.50%	$1,000.00
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
69.99	-30.01%	$699.90
65.00	-35.00%	$650.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

Par Scenario:

If the notes have not been redeemed early and the Final Value is greater than or equal to the Trigger Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been redeemed early and the Final Value is less than the Trigger Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value.

•	For example, if the closing level of the Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-8 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value is less than the Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT PROVIDE FOR REGULAR INTEREST PAYMENTS AND MAY NOT PAY ANY INTEREST AT ALL —

The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Index. The amount of interest, if any, you will receive with respect to each Accrual Determination Period will depend on the number of scheduled trading days during the relevant Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier.

Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing level of the Index on that scheduled trading day is greater than or equal to the Interest Barrier. If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any Contingent Interest Payment for that Accrual Determination Period. If, on each scheduled trading day of each Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any Contingent Interest Payment on the notes.

If you do not earn sufficient Contingent Interest Payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security issued by us with a comparable maturity.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE AMOUNT OF ANY CONTINGENT INTEREST PAYMENT IS BASED ON THE CLOSING LEVEL OF THE INDEX, WHICH MAY RESULT IN AN EFFECTIVE INTEREST RATE OF ZERO —

Although the Contingent Interest Rate is a fixed rate, the effective rate of interest paid by us for each Accrual Determination Period is not fixed. For every scheduled trading day during any Accrual Determination Period on which the closing level of the Index is less than the Interest Barrier, the amount of the Contingent Interest Payment for that Accrual Determination Period will be reduced. The amount of interest that accrues on the notes in any Accrual Determination Period may decrease even if the Index appreciates. If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, the effective interest rate for that Accrual Determination Period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that period. You should consider, among other things, the overall effective annual percentage rate of interest to maturity as compared to other investment alternatives.

•	THE AMOUNT OF ANY CONTINGENT INTEREST PAYMENT DOES NOT TRACK THE RETURN OF THE INDEX —

Although the amount of any Contingent Interest Payment is determined, in part, by reference to the performance of the Index, the notes do not actually pay interest that tracks the return of the Index.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of the Index, which may be significant. You will not participate in any appreciation in the value of the Index.

PS-9 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE LAST PERIODIC FINAL ACCRUAL DETERMINATION DATE —

If the Final Value is less than the Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the Index.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are redeemed early, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

•         AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER VALUE IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

PS-10 | Structured Investments Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Index

The Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8, 2010 through June 26, 2015. The closing level of the Index on July 1, 2015 was 1,256.397. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell Investments publishes the official closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only three decimal places.

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The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any scheduled trading day or the last Periodic Final Accrual Determination Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount or the payment of any interest.

The dotted line in the graph above shows the value equal to 70.00% of the closing level of the Index on July 1, 2015. The actual Interest Barrier and Trigger Value will be provided in the pricing supplement and will be 70.00% of the Initial Value.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing level of the Index on that scheduled trading day is less than the Interest Barrier of 70.00% of the Initial Value.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss. However, if you sell your notes between Interest Payment Dates, it is likely that you will be treated as having ordinary income equal to the amount of the Contingent Interest Payment that has accrued as of the date of the sale. You should consult your tax adviser regarding this issue.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

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Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an early redemption or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our

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hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work,” “Hypothetical Contingent Interest Payment for an Accrual Determination Period” and “Hypothetical Payment at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the amended and restated term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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